Exhibit 10.9

NONEXCLUSIVE SUBLICENSE AGREEMENT

between

CYAGRA, INC.,

ADVANCED CELL TECHNOLOGY, INC.,

A.C.T. GROUP, INC.

and

GOYAIKE, S.A.

This Nonexclusive Sublicense Agreement (the “Agreement”) is made and entered into as of this 20th day of November, 2001 (the “Effective Date”) by and between Cyagra, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“CYAGRA”), Advanced Cell Technology, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT INC”), A.C.T. Group, Inc., a Delaware corporation with a place of business at One Innovation Drive, Worcester, Massachusetts 01605(“ACT GROUP,” together with CYAGRA, ACT INC and respective current and future Affiliates, the “Licensors”) and Goyaike, S.A., an Argentina corporation with a place of business at Av, do Mayo 701, Piso 16, 1084 Buenos Aires, Argentina (“GOYAIKE,” together with Licensors, the “parties”).  As set forth below, the University of Massachusetts (the “University”) has agreed to be bound by certain provisions of this Agreement.

RECITALS

WHEREAS, Licensors own or have licensed with a sublicensable interest the CYAGRA Patent Rights and the CYAGRA Technology (as defined below), which includes certain scientific methods and techniques for cloning animals that may be valuable in the Field of Agriculture (as defined below);

WHEREAS, GOYAIKE desires to obtain a non-exclusive license and sublicense from the Licensors under the CYAGRA Patents Rights and the CYAGRA Technology to use the CYAGRA Patent Rights and the CYAGRA Technology for the purpose of developing and selling certain products and performing certain services in the Field of Agriculture;

WHEREAS, Licensors are willing to grant such a license and sublicense to GOYAIKE upon the terms and conditions set forth below;

WHEREAS, the sublicense of ACT INC’s and CYAGRA’s rights under the UMASS Rights (as defined below) to GOYAIKE under this Agreement shall be subject to the relevant terms of the UMASS License (as defined below);

WHEREAS, the sublicense of ACT INC’s and CYAGRA’s rights under the TUFTS Rights (as defined below) to GOYAIKE under this Agreement shall be subject to the relevant terms of the TUFTS License (as defined below); and

WHEREAS, the sublicense of ACT GROUP’s rights under the LIU Rights (as defined below) to GOYAIKE under this Agreement shall be subject to the relevant terms of the LIU License (as defined below).

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Licensors and GOYAIKE agree as follows:

1.                                      DEFINITIONS.  As used in this Agreement, the following terms shall have the meanings set forth below.

1.1                                 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, in whatever country organized, that is controlled by or is under common control with a party.  For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

1.2                                 “Confidential Information” includes, without limitation, any scientific, technical, financial, customer, trade business or other information disclosed by one party to the other, or by GOYAIKE to the University, whether directly or through CYAGRA, which is specifically designated by the disclosing party as confidential or proprietary, or which, under all of the given circumstances, ought reasonably to be treated as confidential information of the disclosing party; provided, however, that the University’s obligation to treat information disclosed to the University as confidential shall be limited to information which is specifically designated by the disclosing party as confidential or proprietary or words of similar import.  Such information may be disclosed in oral, visual or written form (including magnetic, optical or other media).  Each party’s Confidential Information specifically includes without limitation the respective party’s business plans and business practices, the terms of this Agreement, scientific knowledge, research and development or know-how, processes, inventions, techniques, formulae, products and product plans, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, software, margins, payment terms and sales forecasts, volumes and activities, designs, computer code, technical information, costs, pricing, financing, business opportunities, personnel, and information of CYAGRA or GOYAIKE, as applicable, relating to the CYAGRA Licensed Property or Licensed Products or Licensed Services.  Confidential Information does not include information which (a) was known to the receiving party at the time it was disclosed, other than by previous disclosure by the disclosing party, as evidenced by the written records of the receiving party at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known other than through a breach of this Agreement; (c) is lawfully and in good faith made available to the receiving party by a third party who, to the receiving party’s knowledge after inquiry, did not derive it from the disclosing party and who imposed no obligation of confidence on the receiving party; or (d) is developed by the receiving party independent of any disclosure by the disclosing party, as evidenced by the written records of the receiving party.

1.3                                 “CYAGRA Developments” means the following that are conceived, discovered, invented, developed, created, made, reduced to practice by, acquired by or licensed to Licensors during the term of this Agreement and which are related, useful, necessary or required to develop or manufacture cloned, transgenic, non-human animals, and the cells and tissues from those animals, excluding avian and equine species; discoveries, inventions, developments, patents, patent applications and patent rights, know-how (including know-how related to the production of cloned transgenic cattle, goats, sheep, pigs and any other future transgenic non-human animal, and the cells and tissues from those animals, excluding avian and equine species), materials, trade secrets, ideas, designs, drawings, techniques, methodologies, processes, modifications, innovations, improvements, writings, documentation, data and other rights (whether or not protectible under United States or foreign patent, copyright or similar laws), but excluding any such rights or technology that are hereafter acquired by Licensors subject to a restriction that would prevent or prohibit the licensing thereof to GOYAIKE: provided, however, that Licensors agree that (a) Licensors shall exercise reasonable efforts to avoid any such restrictions in any future acquisition of such rights or technology and (b) Licensors shall notify GOYAIKE in writing prior to entering into such restrictions.

1.4                                 “CYAGRA Licensed Property” means the CYAGRA Patent Rights, CYAGRA Developments and the CYAGRA Technology.

1.5                                 “CYAGRA Patent Rights” means all patents and patent applications which are owned or controlled by or licensed to Licensors which are related, useful, necessary or required to develop or manufacture cloned, transgenic, non-human animals, excluding avian and equine species, and the cells and tissues from those animals, including, but not limited to, the patents and patent applications identified on Schedule A attached hereto and the rights thereunder, all divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, substitutions, and foreign counterparts thereof.  The parties agree that Schedule A may from time to time be amended after the Effective Date to reflect updates thereto.

1.6                                 “CYAGRA Technology” means the following which are owned or controlled by or licensed to Licensors which are related, useful, necessary or required to develop or manufacture cloned, transgenic, non-human animals and the cells and tissues from those animals, excluding avian and equine species: confidential information, knowledge and data, including but not limited to, inventions, trade secrets, ideas, designs, drawings, know-how (including know-how related to the production of cloned transgenic cattle, goats, sheep, pigs and any other future transgenic non-human animal, and the cells and tissues from those animals, excluding avian and equine species), materials, processes, techniques, methodologies, like technological information and other rights (whether or not protectible under United States or foreign patent, copyright or similar laws).

1.7                                 “Field of Agriculture” means the production of food or fiber, and rendering of services or uses that relate to the production of such products.  Specifically excluded from the Field of Agriculture are all purposes related to medical therapies, including, but not limited to, the production of biopharmaceutical agents, proteins, peptides and polypeptides in milk for pharmaceutical, nutraceutical or other use.

1.8                                 “Licensed Product” means any product that (i) cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims under the CYAGRA Patent Rights, or (ii) uses or incorporates some portion of the CYAGRA Technology or the CYAGRA Developments.  Without limiting the generality of the foregoing, and by way of illustration but not limitation, Licensed Products include cloned cattle, goats, sheep and pigs in the Field of Agriculture, the progeny of such animals and semen, ova or embryos obtained from such animals.

1.9                                 “Licensed Service” means any service that (i) cannot be developed or performed without using at least one process, method or use that infringes one or more Valid Claims under the CYAGRA Patent Rights or (ii) uses some portion of the CYAGRA Technology or the CYAGRA Developments.

1.10                           “LIU License” means the “Terms for Exclusive License Agreement” between ACT GROUP and Dr. Chengyu Liu dated December 20, 2000.

1.11                           “LIU Rights” means CYAGRA Patent Rights and CYAGRA Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT GROUP under the LIU License.

1.12                           “Net Sales” means the total invoice price earned on all sales by GOYAIKE (or by any third party on behalf of GOYAIKE) of Licensed Products and/or Licensed Services in any country in the Territory after deducting, to the extent not already deducted, normal and customary trade, dealer, quantity, and cash discounts actually allowed; allowances for credits granted on account of rejections, returns, or price reductions; governmental sales taxes and other charges imposed on such sales; and freight, insurance, customs, duties, and other landing charges.  In the event any product is sold as a component of a combination of functional elements, net sales price for purposes of determining royalty payments on such combination shall be calculated by multiplying the average per unit net sales price of the Licensed Product portion of the combination when sold separately in the applicable country in the Territory during the accounting period in which the sale was made by the number of units of product sold as part of such combination product.  In addition, Net Sales shall include the amount of any milestone payment received based on the performance of GOYAIKE in connection with the development of Licensed Products and/or Licensed Services.

In any transfers of Licensed Products between GOYAIKE and an Affiliate, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party by such Affiliates.  In the event that GOYAIKE or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products or Licensed Services, Net Sales shall be calculated based on the fair market value of such consideration.  In the event that GOYAIKE or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service other than a Licensed Service, the Licensed Product shall be considered sold and the Net Sales shall be calculated based on the sales price of the Licensed Product to an independent third party or, in the absence of such sales, on the fair market value of the Licensed

Product as determined by the parties in good faith.

1.13                           “Territory” means the countries and jurisdictions located in South America.

1.14                           “TUFTS License” means the License Agreement between CYAGRA’s parent ACT INC and Tufts University dated May 31, 2001.

1.15                           “TUFTS Rights” means Cyagra Patent Rights and CYAGRA Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT INC (and as an “Affiliate” of ACT INC under the TUFTS License, to CYAGRA) from Tufts University under the TUFTS License.

1.16                           “UMASS License” means the Exclusive License Agreement between CYAGRA’s parent ACT INC and the University dated April 16, 1996, as amended by the Amendment to Exclusive License Agreement dated September 1, 1997 and the Second Amendment to Exclusive License Agreement dated May 31, 2000.

1.17                           “UMASS Rights” means CYAGRA Patent Rights and CYAGRA Technology that are owned or controlled by or licensed to, or become owned or controlled by or licensed to ACT INC (and, as an “Affiliate” of ACT INC under the UMASS License, to CYAGRA) from the University under the UMASS License.

1.18                           “Valid Claim” means a claim of an issued patent which has not expired, lapsed or become abandoned or declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or has been taken within the time allowed for that appeal.

The use herein of the plural shall include the singular and vice versa and the use of the masculine shall include the feminine.  Additional terms may be defined throughout this Agreement.

2.                                      GRANT OF RIGHTS.

2.1                                 (a) License Grant. (1) Subject to the terms of this Agreement, the Licensors hereby grant to GOYAIKE a nonexclusive, royalty-bearing, perpetual license under its rights in the CYAGRA Licensed Property to develop, make, have made, import, export (to countries or territories located within the Territory), use and sell Licensed Products in the Territory in the Field of Agriculture and to develop and perform Licensed Services in the Territory in the Field of Agriculture.  The parties acknowledge, understand and agree that the license granted herein does not include the right to grant further sublicenses to or under the CYAGRA Licensed Property; provided, however, GOYAIKE shall have the right to grant a sublicense to a third party to develop and manufacture the Licensed Products and to develop and perform Licensed Services on behalf of GOYAIKE.  The parties further acknowledge, understand and agree that purchasers (i.e., end users) of Licensed Products shall have the right to use the Licensed Products.

(2)                                  To the extent the license granted in 2.1(a) above includes a sublicense of any UMASS Rights, such sublicense is subject to the relevant terms of the UMASS License as it may be amended from time to time, provided that (i) as provided in Section 2.1(b) below, the UMASS License may not be amended in a manner that materially and adversely affects the rights and benefits extended to GOYAIKE hereunder without the prior written consent of GOYAIKE and (ii) in the event of any inconsistency between the UMASS License and Section 2.1(b) hereof, Section 2.1(b) hereof shall govern.  Licensors agree to provide GOYAIKE with prior written notice of any amendments to the UMASS License.

(3)                                  To the extent the license granted in 2.1(a) above includes a sublicense of any TUFTS Rights, such sublicense is subject to the relevant terms of the TUFTS License as it may be amended from time to time, provided that the TUFTS License may not be amended in a manner that materially and adversely affects the rights and benefits extended to GOYAIKE hereunder without the prior written consent of GOYAIKE.

(4)                                  To the extent the license granted in 2.1(a) above includes a sublicense of any LIU Rights, such sublicense is subject to the relevant terms of the LIU License as it may be amended from time to time, provided that the LIU License may not be amended in a manner that materially and adversely affects the rights and benefits extended to GOYAIKE hereunder without the prior written consent of GOYAIKE.

(b) The UMASS License. GOYAIKE acknowledges that portions of the CYAGRA Licensed Property licensed to GOYAIKE hereunder are owned by the University and are licensed to CYAGRA and ACT INC under the UMASS License.  Licensors and the University represent and warrant to GOYAIKE and GOYAIKE agrees that, in the event CYAGRA ceases to be an “Affiliate” of ACT INC as that term is defined in the UMASS License, (i) GOYAIKE will thereafter make any payments due to CYAGRA directly to ACT INC, and (ii) promptly following such change in status of CYAGRA under the UMASS License, the parties will amend this Agreement to reflect ACT INC’s status as the sole sublicensor of the UMASS Rights hereunder.  CYAGRA, ACT INC and the University further represent and warrant to GOYAIKE, and GOYAIKE agrees that, in the event the UMASS License is terminated for any reason pursuant to the provisions of the UMASS License, (i) GOYAIKE will thereafter make any payments due to CYAGRA directly to the University during the Term of this Agreement, and (ii) promptly following such termination of the UMASS License, Licensors, GOYAIKE and the University shall take all necessary steps for GOYAIKE to directly license the CYAGRA Licensed Property from the University in a license agreement that reflects the applicable terms of this Agreement and the UMASS License.  Licensors acknowledge that any payments so made by GOYAIKE to the University shall be credited against any payments due and payable to CYAGRA hereunder.  For the avoidance of doubt, CYAGRA, ACT INC and the University agree that the references to “Sublicensees” in Section 8.5 of the UMASS License shall not apply to GOYAIKE and shall not be construed as vitiating the provisions of this Section 2.1(b), CYAGRA, ACT INC and the University agree that the provisions of Section 2.2 of the UMASS Agreement providing for the automatic assignment to the University of sublicensees granted by CYAGRA under said Section 2.2 shall not apply to the sublicense by CYAGRA to GOYAIKE under this Agreement, and that the provisions of this Section 2.1(b) shall govern in the event that CYAGRA ceases to be an “Affiliate” of ACT INC (as that term is defined in the UMASS License) or the UMASS License is terminated.  CYAGRA, ACT INC and the University agree that GOYAIKE will not be bound by any amendment to the UMASS License that adversely affects GOYAIKE’s rights under this Agreement in any material respect, unless GOYAIKE agrees in writing to such amendment.

(c) The TUFTS License. GOYAIKE acknowledges that portions of the CYAGRA Licensed Property licensed to GOYAIKE hereunder are owned by TUFTS University and are licensed to CYAGRA and ACT INC under the TUFTS License.  ACT INC and CYAGRA represent and warrant to GOYAIKE and GOYAIKE agrees that, in the event CYAGRA ceases to be an “Affiliate” of ACT INC as that term is defined in the TUFTS License, (i) GOYAIKE will thereafter, subject to Section 2.1(c)(ii), make any payments due to CYAGRA directly to ACT INC, and (ii) promptly following such change in status of CYAGRA under the TUFTS License, the parties will amend this Agreement to reflect ACT INC’s status as the sole sublicensor of the TUFTS Rights hereunder.  GOYAIKE acknowledges and understands that in the event the TUFTS License is terminated pursuant to the provisions of the TUFTS License, GOYAIKE’s sublicense of the TUFTS Rights shall, at the option of Tufts University, terminate or be assigned to Tufts University pursuant to the terms and conditions of the TUFTS License.

2.2                                 CYAGRA Developments. Licensors agree, on a periodic basis (not less than semi annually) during the term of this Agreement, to provide to GOYAIKE a written report of all CYAGRA Developments, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 7 of this Agreement, and all such CYAGRA Developments, whether or not patentable, related to the Field of Agriculture, are and shall be considered CYAGRA Licensed Property and automatically licensed to GOYAIKE pursuant to Section 2.1(a).

2.3                                 Technology Training. (a) In connection with the license granted in Section 2.1(a) above, CYAGRA agrees that it will, promptly after the Effective Date of this Agreement, provide GOYAIKE with all information, data and training relating to the CYAGRA Licensed Property as may be reasonably necessary to allow GOYAIKE to exploit said license.  Training (the “Technology Training Program”) will be provided to GOYAIKE as follows: (1) Two GOYAIKE scientists will visit CYAGRA’s facilities in Worcester, Massachusetts, USA, for up to six weeks at a time mutually agreed upon by the parties, for training in the use of the CYAGRA Licensed Property.  Travel and lodging (including meals and local transportation) expenses incurred by the GOYAIKE scientists will be paid by GOYAIKE; the costs associated with the training of the scientists will be paid by CYAGRA. (2) Subsequent to the training described in (1) above, and at a time mutually agreed upon by the parties, at least one CYAGRA scientist or technician trained in the field of nuclear transfer (expected to be Dr. Cibelli) will spend up to two weeks at GOYAIKE’s facilities to complete training of GOYAIKE personnel in the use of the CYAGRA Licensed Property.  Travel, lodging and all other reasonable expenses incurred by the CYAGRA scientist or technician in connection with providing the training will be paid by GOYAIKE. (3) GOYAIKE agrees that it will, consistent with the technical advice of CYAGRA’s scientists and technicians, upgrade its laboratory facilities to permit the practice of the CYAGRA Licensed Property. It is anticipated that the upgrade of GOYAIKE’s laboratory facilities will include at a minimum the purchase of two micro-manipulator microscopes.

(b) The Technology Training Program will be completed upon completion of the foregoing.  CYAGRA agrees, however, to continue to provide reasonable additional training to GOYAIKE personnel at GOYAIKE’s expense, from time to time in the United States or at

GOYAIKE’s facilities as mutually agreed upon by the parties, subject to CYAGRA’s prior business needs and obligations, in connection with GOYAIKE’s use of the CYAGRA Technology.

3.                                      OBLIGATIONS RELATING TO COMMERCIALIZATION.

3.1                                 GOYAIKE Diligence Requirements. GOYAIKE shall use reasonable efforts to develop Licensed Products or Licensed Services and to introduce Licensed Products or Licensed Services into the commercial market; thereafter, GOYAIKE shall make Licensed Products or Licensed Services reasonably available to the public.

3.2                                 Summary Reports by GOYAIKE. GOYAIKE shall maintain complete and accurate records of Licensed Products and Licensed Services that are made, used, sold or performed by GOYAIKE (or on behalf of GOYAIKE) under this Agreement.  Not later than May 1st of each year following the Effective Date, GOYAIKE shall furnish Licensors and the University with an executive summary report on the progress of its efforts during the prior year to develop and commercialize Licensed Products or Licensed Services, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including Licensed Products and Licensed Services made, used, sold or performed) and sales figures, provided that such reports shall be deemed Confidential Information subject to the provisions of Section 7 of this Agreement.

4.                                      TERM AND TERMINATION.

4.1                                 General. The license granted by Licensors to GOYAIKE under Section 2.1(a) will commence on the Effective Date and shall remain in effect unless sooner terminated as provided herein.

4.2                                 Termination by GOYAIKE. This Agreement may be terminated by GOYAIKE at any time without cause by giving sixty (60) days prior written notice to the Licensors.  Upon termination, GOYAIKE shall have no further obligations to pay any royalties, other than to submit a final report and to pay any royalty payments that may be due and payable at termination.

4.3                                 Termination for Cause. This Agreement may be terminated by either party at any time in the event that the other party is in default or breach of any material provision of this Agreement, by giving thirty (30) days prior written notice to the other party specifying the cause of the termination; provided, however, that if the breach is cured within the thirty (30) day period, the notice shall be withdrawn and shall be of no effect.

4.4                                 Termination for Infringement. GOYAIKE may immediately terminate this Agreement with respect to any Licensed Product or Licensed Service on written notice to Licensors in the event that such Licensed Product or Licensed Service becomes subject to any claim that such Licensed Product or Licensed Service infringes the intellectual property right of any third party.

4.5                                 Termination for Change in Law. GOYAIKE may immediately terminate this Agreement on written notice to Licensors in the event that there are any changes in law that may have material adverse effect on GOYAIKE’s right to develop, make, have made, import, export, use and sell Licensed Products and to develop and perform Licensed Services.

4.6                                 Termination of UMASS License, TUFTS License or LIU License. GOYAIKE may immediately terminate this Agreement on written notice to Licensors in the event that the UMASS License, TUFTS License or LIU License is terminated.

4.7                                 Termination of TUFTS Rights or LIU Rights. GOYAIKE may immediately terminate its sublicense of the TUFTS Rights or the LIU Rights at any time on written notice to Licensors.

4.8                                 Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the parties under Section 7, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue in force.  Upon any termination of this Agreement, each party shall promptly return to the other party all written Confidential Information, and all copies, summaries, notes or extracts thereof, to the other party.

4.9                                 Existing Stock. In the event that this Agreement terminates or expires, GOYAIKE shall retain limited rights to sell any Licensed Products existing or under production at the time of termination or expiration and to provide any Licensed Services related to such Licensed Products, subject to the terms of this Agreement.

4.10                           Additional Termination Provisions. The foregoing termination rights are in addition to any termination rights that may be provided elsewhere in this Agreement.

5.                                      PAYMENTS.

5.1                                 License Fee. GOYAIKE shall pay to CYAGRA an initial license fee of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) (the “Initial License Fee”), one hundred percent (100%) of which payment shall be deemed earned and shall be due and payable to CYAGRA on the Effective Date.  The License Fee is not refundable and is not creditable against other payments due to CYAGRA under this Agreement.

5.2                                 Royalties, Reports and Records.

(a) For each Licensed Product or Licensed Service sold by GOYAIKE (or by any third party on behalf of GOYAIKE), GOYAIKE shall pay to CYAGRA on a quarterly basis, as provided in Section 5.5(a) below, the royalties described in this Section 5.2(a), or the royalty set forth below in Section 5.2(b), as applicable:

(1) In the event that there is a Valid Claim under any CYAGRA Patent Right in a country within the Territory, GOYAIKE shall pay five and one-half percent (5 1/2%) of the Net Sales of Licensed Products or Licensed Services sold by GOYAIKE (or by any third party on behalf of GOYAIKE) in such country; or

(2) In the event that there is no Valid Claim under any CYAGRA Patent Right in a country within the Territory, GOYAIKE shall pay five percent (5%) of the Net Sales of Licensed Products or Licensed Services sold by GOYAIKE (or by any third party on behalf of GOYAIKE) in such country that incorporates or utilizes CYAGRA Technology.

(b) In the case of a pending patent application, royalties shall be paid at the royalty rate set forth in Section 5.2(a)(2).  Upon issuance of the patent royalties shall be payable at the royalty rate set forth in Section 5.2(a)(1).

(c) The obligation of GOYAIKE to pay royalties pursuant to Section 5.2(a)(1) on sales of Licensed Products and Licensed Services shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable patent within the CYAGRA Patent Rights in the country in which the Licensed Product or Licensed Services is manufactured, sold or performed.

(d) If GOYAIKE fails to timely make any payment required under this Section 5.2, such failure, not cured within thirty (30) of receiving a written notice of such failure to make a payment, shall constitute a breach of a material provision under this Agreement and CYAGRA shall have the right to terminate this Agreement in accordance with Section 4.2 hereof.

5.3                                 Minimum Royalty. Commencing on the fifth full calendar year of this Agreement (i.e., the calendar year 2007), GOYAIKE shall be subject to minimum annual royalties for each remaining calendar year of the term of this Agreement.  The amount of the minimum royalty shall be One Hundred Fifty Thousand ($150,000) dollars for the 2007 calendar year and shall thereafter increase at the rate of $50,000 per calendar year, but in no event to exceed Five Hundred Thousand ($500,000) dollars per calendar year.  For the avoidance of doubt, the amount of the annual minimum royalty for each year calendar year shall be as follows (payable, as noted below, no later than forty-five (45) days following the end of each applicable calendar year):

Calendar Year	Amount of Minimum Royalty Per Year

2007	$150,000.00

2008	$200,000.00

2009	$250,000.00

2010	$300,000.00

2011	$350,000.00

2012	$400,000.00

2013	$450,000.00

2014 and throughout the remaining calendar years of the term of this Agreement	$500,000.00

In the event that the annual royalties paid by GOYAIKE for the applicable year is less than the minimum royalty due for such year, GOYAIKE shall pay the difference to CYAGRA no later than forty-five (45) days following the end of each applicable calendar year.  In the event that the annual royalties paid by GOYAIKE for the applicable year is equal to or greater than the minimum royalty due for such year, then GOYAIKE shall have satisfied the minimum royalty obligations for such year.  Waiver of any payment of the minimum annual royalty by CYAGRA shall not be construed as a waiver of any subsequent payment of the minimum annual royalty.  If GOYAIKE fails to make the payment to satisfy the minimum royalty obligations hereunder within said forty-five (45) day period, such failure shall constitute a breach of GOYAIKE’s obligations under this Agreement and CYAGRA shall have the right to terminate this Agreement in accordance with Section 4.3 hereof.

5.4                                 Payments in U.S. Dollars. All payments due under this Agreement shall be paid to CYAGRA in Worcester, Massachusetts, U.S.A., and shall be made in United States currency without deduction for taxes, assessments, exchanges, collection or other charges of any kind; provided, however, that any withholding tax required to be withheld by GOYAIKE on royalty payments under the laws of any country in the Territory for the account of CYAGRA will be promptly paid by GOYAIKE for and on behalf of CYAGRA to the appropriate governmental authority, and GOYAIKE will furnish CYAGRA with proof of payment of such tax.  Any such tax actually paid on behalf of CYAGRA may be deducted from royalty payments due CYAGRA to the extent that such taxes are allowable as a direct credit to CYAGRA against U.S. income taxes levied on such amounts.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate reported in The Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

5.5                                 Reports

(a) GOYAIKE shall submit a report, verified once a year by an independent certified public accountant reasonably acceptable to CYAGRA, to CYAGRA quarterly within 45 days after the end of each calendar quarter during the term of this Agreement stating in each such report the aggregate sales and payments with respect to Licensed Products and Licensed Services during the preceding calendar quarter and the royalty amounts as provided herein.  Without limiting the generality of the foregoing, such reports shall include at least the following:

(1)                                  number of Licensed Products manufactured, used, sold or imported by or on behalf of GOYAIKE;

(2)                                  total billings for Licensed Products sold and Licensed Services performed by GOYAIKE;

(3)                                  deductions claimed (as provided in Section 1.10); and

(4)                                  the names and addresses of all parties making Licensed Products on behalf of GOYAIKE.

The payment of royalty amounts shall be made concurrently with such reports.

(b)                                 GOYAIKE shall keep full, complete, true and accurate books of account containing all particulars relating to the manufacture and sales with respect to Licensed Products and Licensed Services, and any allowed credits, which may be necessary to ascertain and verify the royalties payable to CYAGRA.  Said books and accounts shall be kept at GOYAIKE’s principal place of business for the five years next following the end of the calendar year to which they pertain.

5.6                                 Most Favored Licensee. Licensors acknowledge and agree that the prices and other economic terms herein (when taken as a whole) are and will be at least as favorable as the prices and other economic terms (when taken as a whole) offered by Licensors to any Similar Licensee.  In the event that Licensors enter into an agreement with a Similar Licensee that is inconsistent with Section 5 above, then this Agreement shall be deemed appropriately and immediately amended to provide price and economic terms to GOYAIKE that are at least as favorable to the terms provided to such Similar Licensee.  Licensors shall provide GOYAIKE with a true and correct copy of all agreements entered into with Similar Licensees for purposes of verifying the statements and covenants set forth in this Section and amending this Agreement in accordance herewith.  For purposes of this Section, “Similar Licensee” shall mean any person or entity under license from the Licensors, other than GOYAIKE, that makes, uses or sells any Licensed Products or provides Licensed Services in the Territory in a manner similar to the manner in which GOYAIKE makes, uses or sells any Licensed Products or performs the Licensed Services, in each case, in the Territory and in the Field of Agriculture.

6.                                      PROPRIETARY RIGHTS.

6.1                                 Ownership. CYAGRA or its licensor(s) shall own the CYAGRA Patent Rights, the CYAGRA Technology and the CYAGRA Developments.

6.2                                 CYAGRA Patent Rights.

(a) Subject to the terms of the TUFTS License; (1) Licensors shall be solely responsible for the continued prosecution of pending patent applications included in the CYAGRA Patent Rights and the issuance of such applications after allowance; (2) the prosecution, filing and maintenance of all patents and applications shall be the responsibility of Licensors; and (3) Licensors shall pay all government fees in any given country required to maintain the CYAGRA Patent Rights, and shall submit evidence to GOYAIKE upon request that such fees have been timely paid.

(b) In the event that Licensors desire to abandon any CYAGRA Patent Rights within the CYAGRA Licensed Property, Licensors shall provide GOYAIKE with reasonable prior written notice of such abandonment or decline of responsibility, and GOYAIKE shall have the right, at its expense, to prepare, file, prosecute and maintain the relevant CYAGRA Patent Rights in the jurisdiction selected by GOYAIKE.  With respect to the LIU Rights, the TUFTS Rights and the UMASS Rights, GOYAIKE’s rights under this Section 6.2(b) shall be subject to (1) the rights of the University under the UMASS License (including Section 6 thereof), (2) the rights of Chengyu Liu under the LIU License, and (3) the rights of Tufts University under the TUFTS License (including Article 6 thereof), as applicable.

(c) In the event that the Licensors decline to assume the responsibility for obtaining protection for any new invention that may be useful to GOYAIKE, CYAGRA shall provide GOYAIKE with reasonable prior written notice of such abandonment or decline of responsibility.

(d) The parties agree to notify each other in writing of any actual or threatened infringement by a third party of the CYAGRA Patent Rights, of any claim of invalidity, unenforceability, or non-infringement of the CYAGRA Patent Rights, or of any actual or threatened misappropriation of the CYAGRA Technology or the CYAGRA Developments.  Licensors shall have the sole responsibility to prosecute or defend such claims, as applicable.  GOYAIKE shall if requested provide reasonable assistance to Licensor at Licensor’s expense, in connection with the prosecution or defense of such claims.

(e) In the event that Licensors fail to initiate an infringement action within a reasonable time after they become aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, GOYAIKE shall have the right to prosecute such infringement or answer such declaratory judgment action, at its sole expense.  In the event GOYAIKE exercises its rights hereunder to proceed with any such prosecution with any such prosecution or defense, GOYAIKE shall keep Licensors fully informed of the status of any such proceedings, shall consult with Licensors regarding the course of such proceedings and shall not enter into any settlement agreements, consent orders or agreements, judgments or other arrangements or understandings of any nature relating to such proceedings that admits the invalidity, unenforceability or non-infringement of any CYAGRA Licensed Property or that would adversely effect the then current or future rights of Licensors without the express prior written consent of Licensors, such consent not to be unreasonably withheld or delayed.  In the event GOYAIKE abandons such proceedings, then Licensors shall have the right to take control of any such proceedings at their sole expense upon notification to GOYAIKE, and GOYAIKE shall cooperate fully with Licensors in substituting Licensors for GOYAIKE in any such proceeding in the most timely and cost effective manner reasonably possible and shall otherwise cooperate with Licensors in effecting a smooth transition in any such proceeding.  With respect to the LIU Rights, the TUFTS Rights and the UMASS Rights, GOYAIKE’s rights under this Section 6.2(e) shall be subject to (1) the rights of the University under the UMASS License (including Section 6 thereof), (2) the rights of Chengyu Liu under the LIU License, and (3) the rights of Tufts University under the TUFTS License (including Article 7 thereof), as applicable.

7.                                      CONFIDENTIAL INFORMATION AND PUBLICATIONS.

7.1. Use and Nondisclosure of Confidential Information. (a) Neither party or the University will disclose or make available to any person outside its organization the disclosing party’s Confidential Information.  Each party may disclose the other party’s Confidential Information to persons within its organization and that of its Affiliates to the extent necessary to further the purposes of this Agreement, provided that all such persons are bound to protect the confidentiality of such Confidential Information.  Each party may disclose the other party’s Confidential Information if required by law or governmental authority, provided that prior notice of any such disclosure is given to the other party and that the disclosing party cooperates with the other party in seeking protective orders or other restrictions on disclosure.

(b) Except to the extent expressly authorized by this Agreement or by other prior written consent by the disclosing party, each party shall during the term of this Agreement and thereafter: (i) treat as confidential all Confidential Information of the other party; (ii) not use such Confidential Information except as authorized herein or otherwise authorized in writing, (iii) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information; (iv) not disclose such Confidential Information to any third party, and (v) only disclose the Confidential Information to those of its employees who have need to know such Confidential Information in order to exercise the rights and fulfill the obligations set forth herein.  Without limiting the foregoing, each of the parties shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.  Each party shall return the Confidential Information to the other party upon termination of the Agreement or upon the request of the other party.  Except as expressly provided in this Agreement, no ownership or license right is granted in any Confidential Information.

7.2                                 Injunctive Relief. The parties acknowledge and agree that any breach of the confidentiality obligations imposed by this Section 7 will constitute immediate and irreparable harm to the party disclosing the Confidential Information and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and will warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance, and/or other equitable relief.  The disclosing party’s rights and remedies hereunder are cumulative and not exclusive.  The disclosing party shall also be entitled to receive from the receiving party the costs of enforcing this Section 7, including reasonable attorneys’ fees and expenses of litigation.

7.3                                 Survival. The obligations of the parties under this Section 7 shall survive any expiration or termination of this Agreement.

8.                                      REPRESENTATIONS AND WARRANTIES.

8.1                                 Representations and Warranties by Licensors. Licensors represent and warrant to GOYAIKE that:

(a) Licensors own or have a licensable interest in the CYAGRA Licensed Property and have the right to grant to GOYAIKE the license set forth above;

(b) Licensors have provided GOYAIKE with a copy of the UMASS License, as amended, with certain terms redacted, and Licensors represent and warrant that the said copy is a true and complete (except as redacted) copy of the UMASS License as of the Effective Date;

(c) Licensors have provided GOYAIKE with a copy of the TUFTS License, and Licensors represent and warrant that the said copy is a true and complete copy of the TUFTS License as of the Effective Date;

(d) Licensors have provided GOYAIKE with a copy of the LIU License, and Licensors represent and warrant that the said copy is a true and complete copy of the LIU

License as of the Effective Date;

(e) the execution of this Agreement and performance of the transactions contemplated hereby have been approved by the CYAGRA Board of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which Licensors are parties or by which Licensors are bound, including the UMASS License, TUFTS License and LIU License.

(f) Licensors have obtained all necessary consents to grant to GOYAIKE the license set forth above;

(g) the CYAGRA Licensed Property are valid and enforceable; and

(h) the exercise of the rights and license granted to GOYAIKE under this Agreement, including the manufacture, use or sale of the Licensed Product or Licensed Services shall not infringe or misappropriate the intellectual property rights of any third party.

8.2                                 Representation and Warranty by GOYAIKE. GOYAIKE represents and warrants to CYAGRA that the execution of this Agreement and performance of the transactions contemplated by this Agreement have been approved by the GOYAIKE Board of Directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which GOYAIKE is a party or by which GOYAIKE is bound or any laws or regulations to which GOYAIKE is subject.

8.3                                 Disclaimer. Except as set forth in Section 8.1 above, Licensors do not make any representations or warranties that the Licensed Property has any applications, uses or other attributes of any commercial nature, GOYAIKE having made its own determination as to the usefulness of the Licensed Property to GOYAIKE and GOYAIKE’s intended application(s) of the Licensed Property and any related business based on such due diligence as GOYAIKE has deemed necessary.

9.                                      INDEMNIFICATION.

9.1                                 Indemnification by Licensors. Licensors shall defend, indemnify and hold harmless GOYAIKE, the University, Tufts University and Chengyu Liu, and their Affiliates, trustees, agents, directors, officers and employees, at Licensors’ cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments

(a) arising out of any breach by Licensors of any representation or warranty provisions; or

(b) arising out of any third party claim asserted against GOYAIKE based on the alleged infringement of a patent or other protected intellectual property right based on a Licensed Product or a Licensed Service.

9.2                                 Indemnification by GOYAIKE. GOYAIKE shall defend, indemnify and hold harmless Licensors, the University, Tufts University and Chengyu Liu, and their Affiliates, trustees, agents, directors, officers and employees, at GOYAIKE’s cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys’ fees and expenses incurred or imposed upon any of the indemnified parties in connection with any claims (including third party claims), suits, actions, demands or judgments:

(a) arising out of any breach by GOYAIKE of any representation or warranty provisions; or

(b) arising out of the death or injury to any person or persons or out of any damage to tangible property resulting from or otherwise attributable to the making, using, development, testing, registration, distribution and/or sale by or through GOYAIKE of any Licensed Products or Licensed Services under this Agreement.

9.3                                 Indemnification Claims. Each party shall give the other party prompt notice of any claim for which indemnification under this Section 9 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense.  The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof.  The indemnification obligations in this Section 9 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.  The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if materially prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 9, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 9.

10.                               LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY PARTY (OR ITS AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

11.                               INSURANCE. Each party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits.  Upon request, a party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days’ prior written notice of any cancellation, termination or reduction of coverage.

12.                               MISCELLANEOUS.

12.1                           Assignment. This Agreement, and the rights and obligations thereunder, may not be assigned or transferred, in whole or in part, by either party without the prior written consent of the other party, except that (a) Licensors may freely assign their rights under this Agreement, including without limitation CYAGRA’s rights to receive payments required to be made by GOYAIKE, provided that, upon GOYAIKE receiving written notice to make payments to a third party, GOYAIKE shall have no further obligation to make such payments to CYAGRA, and CYAGRA shall indemnify and hold GOYAIKE harmless from and against any losses based on claims by such third party other than claims based on non-payment of undisputed amounts owed to such third party, (b) Licensors may assign this Agreement to an Affiliate, provided that Licensors remain primarily liable and/or responsible for the performance of such obligations, and provided further that such Affiliate agrees to be bound to the terms and conditions of this Agreement, and (c) either party may assign this Agreement in connection with the sale of all or substantially all of the assets of such party which pertain to the subject matter of this Agreement; provided, however, that any assignment by GOYAIKE pursuant to this clause (c) shall be subject to the consent of the University, which consent shall not be unreasonably withheld or delayed.

12.2                           Notices. Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and delivered by internationally recognized overnight delivery service, or by facsimile confirmed by prepaid certified air mail addressed to the parties at the following addresses or such other addresses as a party may furnish to another party in accordance with this paragraph.  Such notices, payments or other communications shall be deemed to have been properly served to the addressee upon receipt of such written communication.

In the case of GOYAIKE, the proper address for communications shall be:

Goyaike, S.A.
Av, do Mayo 701, Piso 16
Buenos Aires, Argentina
Attn:
Fax:

with a copy to:

Shearman & Sterling
599 Lexington Avenue
New York, NY 10022

Telecopy: (212) 848-7179
Attention: Alfred J. Ross, Esq.

in the case of A.C.T. GROUP, the proper address for communication shall be:

A.C.T. Group, Inc.
One Innovation Drive
Worcester, Massachusetts 01605
Telecopy: 508-756-0931
Attention: Michael D. West, Ph.D., President

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101

Telecopy: (207) 791-1350
Attention: William L. Worden, Esq.

in the case of ACT INC, the proper address for communications shall be:

Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, Massachusetts 01605

Telecopy: 508-756-0931
Attention: Michael D. West, Ph.D., President

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101

Telecopy: (207) 791-1350
Attention: William L. Worden, Esq.

and in the case of CYAGRA, the proper address for communications and all payments shall be:

Cyagra, Inc.
One Innovation Drive
Worcester, Massachusetts 01605
Attn: Michael D. West, Ph.D., President
Fax: 508-756-0931

with a copy to:

Pierce Atwood
One Monument Square
Portland, Maine 04101
Attn: William L. Worden, Esq.
Fax: 207-791-1350

12.3                           Choice of Law; Submission to Jurisdiction. This Agreement is subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.  The parties irrevocably and expressly submit to the exclusive jurisdiction of the courts (state and federal) of the Commonwealth of Massachusetts, United States of America and the courts competent to hear appeals from those courts for the resolution of any disputes arising in connection with this Agreement.

12.4                           Compliance with Law by GOYAIKE. GOYAIKE shall comply in all material respects with all material local, state, federal and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Services in the Territory.  Without limitation of the foregoing, GOYAIKE shall comply with the following:

(a) GOYAIKE shall obtain all necessary approvals from any governmental authorities of any foreign jurisdiction in which GOYAIKE intends to make, use, or sell Licensed Products or to perform Licensed Services in the Territory.

(b) GOYAIKE shall comply in all material respects with any and all material applicable local, state, federal and international laws and regulations relating to the Licensed Products and Licensed Services, and the CYAGRA Patent Rights, Technology and Developments in the Territory, including without limitation all material export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of Licensed Products or Licensed Services and any technology relating thereto.

12.5                           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.6                           Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.7                           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  The parties acknowledge that (1) the University is a third party beneficiary of the applicable provisions of Sections 2.1, 3.2, 5.5, 9.1, 9.2, 12.4, 12.6, 2.11 and 12.15 hereof, with the right to enforce such provisions against the applicable party, (2) Tufts University is a third party beneficiary of Sections 2.1, 3.2, 5.5, 9.1, 9.2, 12.4,12.6, 2.11 and 12.15 hereof with the right to enforce such provisions against the applicable party, and (3) Chengyu Liu is a third party beneficiary of Sections 2.1, 3.2, 5.5, 9.1, 9.2, 12.4, 12.6, and 12.15 hereof.

12.8                           Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or failure to act in any other instance, whether or not similar.

12.9                           Severability. In the event that any one or more of the provisions contained in this

Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and all other provisions shall remain in full force and effect.  If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

12.10                     Entire Agreement. This Agreement, together with the UMASS License, constitute the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.  The parties acknowledge and agree that there are no representations, warranties, arrangements, promises or agreements outstanding between them, whether oral or in writing, other than those contained or referred to in this Agreement or the UMASS License.

12.11                     Publicity. Neither party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement (“Announcements”), written or oral, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as otherwise required by law.  Any references to the University or Tufts University in such Announcements shall be subject to the approval of the University or Tufts University, as applicable.  The foregoing notwithstanding, Licensors and GOYAIKE shall have the right to make such Announcements without the consent of the other party, the University or Tufts University, as applicable, in any prospectus, offering memorandum, or other document or filing required by securities laws or other applicable law or regulation, provided that such party shall have given the other party or the University, as applicable, at least ten (10) days’ prior written notice of the proposed text for the purpose of giving the other party or the University, as applicable, the opportunity to comment on such text.

12.12                     No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement.  No license rights shall be created by implication or estoppel.

12.13                     No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose.  Each party shall be an independent contractor, not an employee or partner of the other party, and the manner in which each party renders its services under this Agreement shall be within its sole discretion.  Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.14                     Non-Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, neither party may solicit any person who is employed by or a consultant to the other party or any Affiliate of such party to terminate such person’s employment by or consultancy to such party or such Affiliate.  As used herein, the term “solicit” shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person’s employment with or consultancy to such party or Affiliate.

12.15                     Product Marking. To the extent commercially feasible and permitted by law, and consistent with prevailing business practices, all Licensed Products (or the packaging or product label of such Licensed Product(s)) manufactured or sold by or through GOYAIKE under this Agreement will be marked with the number of each issued patent that applies to such product.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto and the University have caused this Agreement to be executed the day and year first written above.  The persons signing below warrant their authority to sign the Agreement.

GOYAIKE, S.A.		GOYAIKE, S.A.

By:	/s/ Richard Hösel	By:	/s/ Alejandro Cantarelli
	Signature		Signature

	RICHARD HÖSEL		ALEJANDRO CANTARELLI
	Printed Name		Printed Name

	Attorney In Fact		ATTORNEY IN FACT
	Title		Title

	11.20.01		11.20.01
	Date		Date

CYAGRA, INC.		ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael West	By:	/s/ Michael West
	Signature		Signature

	MICHAEL WEST		MICHAEL WEST
	Printed Name		Printed Name

	PRESIDENT		PRESIDENT
	Title		Title

	11-20-01		11-20-01
	Date		Date

A.C.T. GROUP, INC.

By:	/s/ Michael West
Signature

MICHAEL WEST
Printed Name

PRESIDENT
Title

11-20-01
Date

CONSENT AND AGREEMENT

For value received, the University hereby (a) consents to the sublicense by ACT INC and CYAGRA to GOYAIKE of the UMASS Rights under this Agreement, and (b) agrees to be bound by the applicable provisions of Sections 2.1, 3.2 and 7.1 hereof.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ Joseph F. X. McGuirl
Signature

Joseph F. X. McGuirl
Printed Name

Executive Director, CVIP
Title

November 19, 2001
Date